UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

AXIS TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1326434
(State of incorporation)	(IRS Employer Identification Number)

2055 S. Folsom, Lincoln NE	68522
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number)  (866) 458-9880

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	☒

AXIS TECHNOLOGIES GROUP, INC.

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once we have completed this registration, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

As used in this Form 10, unless the context requires otherwise, "we", "us", “our”, “Axis”, "Company" or “Issuer” means Axis Technologies Group, Inc. and its consolidated subsidiaries. Our principal place of business is located at 2055 South Folsom, Lincoln, Nebraska 68522.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

All statements contained in this Form 10, other than statements of historical facts that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words "believe," "anticipate," "expect" and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially.

Such risks include, among others, the following: international, national and local general economic and market conditions: our ability to sustain, manage or forecast our growth; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this filing.

Consequently, all of the forward-looking statements made in this Form 10 are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

Item 1.  Business.

Axis Technologies Group, Inc. (the “Company”), a Delaware corporation which was incorporated on September 30, 1997 under the name C2i Solutions, Inc., through its wholly owned operating subsidiary, Axis Technologies, Inc., a Delaware corporation is in the business of the development and marketing of daylight harvesting fluorescent lighting ballasts that use natural lighting to reduce electricity consumption.  A ballast is an electronic component that regulates voltage in lighting.  The Company’s market for advertising and selling the product currently lies within North America.

The  Company  was  originally incorporated as C2i Solutions, Inc.,  and  after  several  name  changes  was  named Axis Technologies Group,  Inc.  On October 25, 2006, the Company acquired all of the issued and outstanding shares of its subsidiary company Axis Technologies, Inc. in a share exchange transaction.   Axis Technologies, Inc. had a total of six shareholders, each of which exchanged all of their ownership interest in the subsidiary for shares in the Company.  In exchange for their shares, the owners of the subsidiary shares received a combined total of 45,000,000 newly issued restricted shares of the Company.

The Company’s primary products are self-contained electronic, dimming and daylight harvesting, fluorescent ballasts.  The Company markets energy-saving electronic components for the commercial lighting sector and has spent over two years in its product development.  The Company develops, tests, and patents unique technology to create energy efficient products that meet federal energy code standards and encourage Green initiatives for high-profile companies.  Extensive testing was conducted to ensure product reliability, and energy-saving properties.  The Company has obtained and owns the patent rights for our ballasts’ unique control system, and has trademarked our slogan “The Future of Fluorescent Lighting”.  UL (Underwriters Laboratory), the lighting industry’s certification authority, has approved our products for use in the United States and Canada.

The Company’s target market is small to large commercial users of fluorescent lighting including office buildings, wholesale and retail buildings, hospitals, schools and government buildings.  We have contracted with sales representatives, electrical distributors, electrical contractors, retrofitters, ESCO’s (Energy Service Companies), and OEM’s (Original Equipment Manufacturers) to market, distribute and install the Company’s products.

We have not been in bankruptcy, receivership, or any similar proceeding, and have not defaulted on the terms of any note, loan, lease, or other indebtedness or financing arrangement requiring us to make any material payments.

Market for Electronic Dimming Ballasts

We believe the market for electronic ballasts to be in excess of $700 million in annual sales.  Based on the market data, we anticipate that this market will continue moderate growth for the next ten to fifteen years.  Although the overall economic outlook for the U.S. is presently not optimistic, we do not believe that the sales of our products will correlate with the overall economic conditions because of the present need to establish more efficient use of energy and reduce energy costs.  However, due to switching costs of our customers and the higher price of our products, there can be no assurance that our products will be accepted by the market.

T8 Ballasts

Our current and primary product is the patented T8 Axis Daylight Harvesting Dimming Ballast.  This ballast uses simple technology that transforms the standard ballast, into a dynamic energy saving system that can reduce lighting energy costs by up to 70%.  The Axis Ballast utilizes an individual photo sensor to automatically adjust the amount of electrical current flowing to the light fixture and then dims or increases lighting in conjunction with the amount of available sunlight.  The Axis Ballast is the only ballast on the market that has automatic dimming controls integrated into each ballast.  This feature reduces the costs of acquisition and installation by up to two-thirds over that of competing dimming systems.

T5HO Ballasts

We plan to introduce a line of dimming and daylight harvesting ballasts with the same control system as our present T8 ballasts which utilize 32 watt, T8 lamps; that would utilize T5HO (54 watt, High Output) lamps.  These lamps are smaller in diameter and put out more light per lamp than T8 lamps.  They are used mainly in “high-bay” fixtures which are normally installed in warehouses, gymnasiums, larger retail stores, etc.  Skylights are frequently installed in these applications, and a dimming ballast as provided by Axis would be an economical choice to greatly reduce the lighting energy needed to illuminate these spaces.

This ballast is in the process of being submitted to UL for testing and approval.

Status of New Products

Load Shedding Ballast:

In October of 2007, we commenced development work on a new line of wireless addressable, load shedding ballasts.  Using our affiliate membership, in which we pay an annual membership fee, with the California Lighting Technology Center, (CLTC, www.cltc.ucdavis.edu ) at the University of California-Davis, we have been working with the CLTC personnel to develop an additional line of Axis ballasts that would specifically address peak demand load shedding.  Most utility companies charge their customers a surcharge or “peak demand” charge during those times of day when the load on the power plants are at the highest.  Usually this means the power companies must start up higher cost generators, and/or buy power from the electrical grid at higher rates.  Our ballast would allow the power companies the ability to reduce the lighting load for their customers during those peak demand periods by sending a signal to their subscriber customers.  This would provide a benefit for both the utility company and their customers.  Several utility companies have expressed interest in working with us to complete the development of the load shedding ballasts in order to provide for the installation of the ballasts in their customer facilities. The U.S. federal government has mandated that power companies nation-wide reduce their greenhouse gas emissions and reduce energy consumption by January of 2009.

Because both the Load Shedding Ballast and T5HO Ballast are simpler, more cost effective, and directly serve the market needs, we believe these qualities create a competitive advantage for us and allow us to gain a larger acceptance in the market.

Competition

The energy saving electronic component market is very competitive.  There are other companies that manufacture dimming ballasts, such as Advance, Sylvania, GE and others.  These companies have larger financial resources, including larger operating, staffing and advertising budgets.  These companies are also better-known than us.  We believe that most of these ballasts from competitive companies, however, primarily require that a separate control system be installed, that separate photosensors be installed, and that all components must be “hard-wired” together, then “commissioned” (adjusted) in order to work properly.  These systems cost about three times that of our system because of the extra components to purchase and labor to install.  Also, because of their complexity, they have proved cumbersome to maintain.

The other type of general competition for our ballasts is standard electronic ballasts.  Even though the Axis ballast system is cost-efficient and has demonstrated to reduce up to 40% of the lighting energy costs over these ballasts, the end consumer is many times reluctant to pay the switching costs to install the Axis dimming system.

With regard to our daylight harvesting products, to our knowledge, there are currently no direct competitors to this technology.  However, we do experience indirect competition from other lower cost ballasts, which have a lower installation cost and which do not utilize the daylight harvesting technique, as an alternative solution.  To minimize the effects of competition, we are working with energy agencies to promote the usage and acceptance of our products.  We are also continuously upgrading and improving the performance and reliability of our ballasts.  We believe that our products’ lower acquisition costs, lower installation costs, and improved energy savings will differentiate our ballasts from the current ballasts in the market and increase our products’ acceptance in the market.

Principal Suppliers and Manufacturers

At this time, Shanghai Gold Lighting Company, Ltd. headquartered in Shanghai, China, is our sole provider for all merchandise, manufacturing and equipment produced and sold by us.  They are an ISO 9002 rated manufacturer which builds ballasts and other electronic equipment for other companies within the industry in addition to us.  As an ISO 9002 rated manufacturer, Shanghali Gold Lighting Company has been certified by the International Organization for Standardization to meet established quality control and management standards to ensure that their manufacturing processes have complied with rigorous quality control metrics and requirements. They have supplied us with high quality and reliable products, and at competitive prices.  All component materials are sourced and provided by Shanghai Gold, and our ballasts are built to our specifications and under the direct supervision of the Underwriters Laboratory.  Test results of each production run are provided to us before shipment.

Our operations will suffer a setback if our relationship with Shanghai Gold Lighting Company is terminated.  However, should we cease to do business with Shanghai Gold Lighting Company, we can replace their services with other similar vendors.  Additionally, we are currently in the process of soliciting additional providers to diversify our dependence on a sole supplier.

Customers

For our fiscal year ended December 31, 2007, one customer accounted for twenty-three percent (23%) of our sales revenue and for the three months ended March 31, 2008, two customers accounted for sixty-one percent (61%) of our sales revenues.  We are, however, in the process of talking with several utilities who have indicated an interest in adopting our products to further broaden our customer base.

In efforts to expand our customer base, we have working agreements with large wholesale distributors such as Grainger, Graybar, Consolidated Electrical Distributors (CED), Crescent, Wesco, Rexel, FSG, Winlectric; and smaller distributors across the country such as Jewel, Munro, Walter’s Wholesale, Shepherd, Gilman, Kriz-Davis, American Light, Loeb, Platt, Motors & Controls who market and distribute our ballasts to third parties.  Our ballasts are marketed and sold through these distributors to, among others, electrical contractors and building owners.

We have relationships with over 30 fluorescent fixture manufacturers who have factory-installed our ballasts.  Many of these original equipment manufacturers have made a catalog entry featuring their own “dimming/daylight harvesting” fixture which utilizes our ballasts.

Governmental Approvals and the Effect of Regulations on our Business

There are many states that have passed legislation that requires lighting controls at a minimum, and in some cases (California for example), there are requirements that new construction and major lighting retrofits incorporate daylight harvesting.  These regulations are specific to lighting, and there are many further regulations in place from cities and states, that are requiring government buildings to save a certain amount of all forms of energy by specified dates.  We believe that our dimming ballast system can help greatly in achieving these energy-reduction goals.

Newer and stricter energy efficiency codes mandated by the U.S. Federal government will encourage the use of our products. We believe that due to these new regulations, the size of the electronic ballast market will expand significantly.  While these new regulations do not expose us to additional liabilities, we will adhere to and comply with these requirements.  With exception to standard business licenses and the certification of our products by the Underwriters Laboratory, we are not required to obtain any additional governmental approvals. We can obtain our standard business licenses with minimal cost and can renew them with relative ease.

License Agreement

On January 1, 2008. we entered into a license agreement with The Regents of the University of California, a California Corporation, (“Regents”).  Only one other company has a license from the Regents. However, that company uses the license for a different application and purpose.  The material terms of the License Agreement are as follows:

-	We are granted a co-exclusive license to make, have made, use, offer for sale, import, sell, and have sold the Simplified Daylight Harvesting Technology which has been developed by Regents;
-	We have paid the Regents a $5,000.00 License Fee
-
Until the first sale of the Simplified Daylight Harvesting Technology products and services, we will pay to the Regents a license maintenance fee of $3,000 on each of the one-year, two-year, and three-year anniversaries of the license and $5,000 on each subsequent one-year anniversary of the license thereafter.

-	Additionally, royalties calculated as a percentage of net sales shall be paid to the Regents which may vary from 0.85% to 1.70% based upon the components that are sold.
-	Earned royalties will be paid quarterly to the Regents
-
Beginning in the first calendar year in which the sale of the Simplified Daylight Harvesting Technology products and services occur, we will pay the Regents a minimum annual royalty in accordance to the following payment schedule:

o	Five Thousand Dollars ($5,000.00) for the first calendar year;
o	Six Thousand Dollars ($6,000.00) for the second calendar year;
o	Eight Thousand Dollars ($8,000.00) for the third calendar year;
o	Ten Thousand Dollars ($10,000.00) for the fourth calendar year;
o	Ten Thousand Dollars ($10,000.00) for each subsequent calendar year thereafter for the life of the license which is until the last patent expires or is abandoned, whichever is later.

OTHER MATTERS

Employees

Not including our executive officers, the Company currently has five full-time employees and no part-time employees.  We believe our relationship with our employees is good.

Research and Development

During the last two full fiscal years, we have collaborated with the California Lighting and Technology Center through the Regents of the University of California by engaging in research and development activities and have  signed a licensing agreement with them effective as of January 1, 2008.  In the event that we undertake research and development activities in the future, the costs of those efforts will not be bourn directly by our consumers.

Intellectual Property

In November, 2005, we were issued a patent (Patent #6,969,955) for a term of 17  years from the date of issuance (expires November, 2022) to protect the ATI ballast and its unique control system, which utilizes a 7-position dipswitch to provide pre-set fixed output from 100% to 40% in approximately 10% increments; and an integral photo sensor which further dims the fixture to as much as an 80% reduction depending on available daylight.  The ATI ballast is an apparatus and method for providing dimming control of an electronic ballast circuit that includes a electronic ballast circuit that is electrically connected to a plurality of input voltage terminals that can receive alternating current and the electronic ballast circuit is electrically connected to the plurality of fluorescent lamp terminals.

In September, 2005, the Company trademarked our slogan “The Future of Fluorescent Lighting” (under trademark # 78437293).

Environmental Matters

We currently do not manufacture any product or conduct any activity that is subject to environmental laws.  All manufacturing is undertaken by a third party. Nevertheless, it is possible that our activities could fall within the ambit of environmental regulation in the future.

Item 1A. Risk Factors.

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below before deciding to purchase shares of our common stock.  If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed.  The trading price of our common stock could, in turn, decline, and you could lose all or part of your investment.

RISK FACTORS CONCERNING OUR BUSINESS AND OPERATIONS:

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE BASED ON OUR CURRENT OPERATIONS.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expense and difficulties frequently encountered by companies in an early stage of development.

We must, among other things, determine appropriate risks, rewards and level of investment in each project, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.

WE HAVE EXPERIENCED SUBSTANTIAL OPERATING LOSSES AND MAY INCUR ADDITIONAL OPERATION LOSSES IN THE FUTURE.

During the twelve month period ended December 31, 2007, we have incurred a net loss of $775,019 and during the three months ended March 31, 2008, we have incurred a net loss of $122,740, and have not generated significant revenues to date. We may continue to incur losses until we are able to generate sufficient revenues and cash flows from our marketing and distribution of ballasts in the commercial lighting market discussed herein. If we are unable to generate sufficient revenues and cash flows to meet our costs of operations, we could be forced to curtail or cease our business operations without obtaining additional financing.

WE COULD CEASE TO OPERATE AS A GOING CONCERN.

We have had and could have in the future losses, deficits and deficiencies in liquidity, which could impair our ability to continue as a going concern.

 In Note #2 to our consolidated financial statements, our independent auditors have indicated that certain factors raise substantial doubt about our ability to continue as a going concern.  During our periods of operation, we have suffered recurring losses from operations and have been dependent on existing stockholders and new investors to provide the cash resources to sustain our operations.   During the year ended December 31, 2007, and the three  months ended March 31, 2008, we had a negative working capital position of $300,089 and $413,202, respectively, an accumulated deficit of $2,247,944 and $2,370,684, respectively, and a stockholder’s deficit of $277,667 and $365,491, respectively.  During the years ended December 31, 2007 and 2006, we reported net losses and negative cash flows from operations as follows:

	2007	2006

Loss from operations	$(756,868)	$(364,299)
Net loss from continuing operations	$(775,019)	$(438,799)
Net cash (used in) operating activities	$(763,382)	$(521,215)

Our long-term viability as a going concern is dependent on certain key factors, as follows:

--	Our ability to continue to obtain sources of outside financing that will supplement current revenue and allow us to continue to develop and market our products.
--	Our ability to increase profitability and sustain a cash flow level that will ensure support for continuing operations as well as to continue to develop and market our products.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

A limiting factor on our growth, including its ability to penetrate new markets, attract new customers, and deliver products and services in the commercial lighting market, is our limited capitalization compared to other companies in the industry.  While we are currently able to fund all basic operating costs, it is possible that we may require additional funding in the future to achieve all of our proposed objectives.

If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution.  In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.  There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all.  Our ability to develop our business could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

WE DEPEND ON KEY EMPLOYEES AND PERSONNEL TO OPERATE OUR BUSINESS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE IF WE ARE UNABLE TO RETAIN OR REPLACE THESE PERSONS.

Our future success is largely dependent upon its existing management team, including Kipton P. Hirschbach, our Chief Executive Officer, and Jim Erickson, our President. The loss of either of these officers or directors through injury, death or termination of employment could result in the investment of significant time and resources for recruiting and replacement. We do not have employment agreements with our executive officers and do not maintain any key man insurance on their lives for our benefit.  Additionally, the loss of the services of our executive officers could have a serious and adverse effect on our business, financial condition and results of operations.  There is also no assurance that as we grow, the existing team can successfully manage our growth or that we can attract the new talent that will be necessary to run the Company at a high level. Our success will also depend upon our ability to recruit and retain additional qualified senior management personnel. Competition is intense for highly skilled personnel in our industry and, accordingly, no assurance can be given that we will be able to hire or retain sufficient personnel.

WE FACE COMPETITION FROM SEVERAL SOURCES, WHICH MAY MAKE IT MORE DIFFICULT TO INTRODUCE NEW PRODUCTS INTO THE COMMERCIAL LIGHTING MARKET.

The market segments in which the Company competes are rapidly evolving and intensely competitive, and have many competitors in different industries, including both lighting and energy industries.  These competitors include market-specific retailers and specialty retailers.  Many of the Company’s current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have.  They may be able to operate with a lower cost structure, and may be able to adopt more aggressive pricing policies.  Competitors in both the retail lighting and energy industries also may be able to devote more resources to technology development and marketing than the Company

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, WHICH COULD CAUSE DILUTION TO ALL SHAREHOLDERS.

We may seek to raise additional equity capital in the future.  Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

WE RELY ON THIRD PARTY INDUSTRY VENDORS FOR MANUFACTURING SERVICES AND PROCESSING FACILITIES.

At this time, we depend on Shanghai Gold Lighting Company, Ltd. (“SGLC”) headquartered in Shanghai, China for all merchandise, manufacturing and equipment produced and sold by us.  Should we cease to do business with our sole manufacturer or should SGLC cease to do business and is unable to provide their services to us, our business may be disrupted because a suitable replacement may be difficult to retain.  While we believe that SGLC’s facilities have the capacity to meet our current production needs and our current demands, we cannot be certain that these facilities will continue to meet our needs or future demands. In addition, these facilities are subject to certain risks of damage, including fire that would disrupt production of our products. To the extent we are forced to find alternate facilities, it would likely involve delays in manufacturing and potentially significant costs

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES, AND ANY LOSS CANCELLATION, REDUCTION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD HARM OUR BUSINESS.

A limited number of customers have, historically, consistently accounted for a significant portion of our revenues. For the fiscal year ended December 31, 2007, we had one customer account for 23% of our sales and 38% of our outstanding accounts receivable and as of March 31, 2008, we had two customers who accounted for 61% of sales and 57% of outstanding accounts receivable.   For the fiscal year ended December 31, 2006, we had two customers account for 50% of our sales and 58% of our outstanding accounts receivables. Revenues from our major customer may decline or fluctuate significantly in the future. We are attempting to expand our customer base by entering into working agreements with large wholesale distributors and manufacturers. Accordingly, our success will depend on our ability to develop and manage relationships with our distributors and utility companies who market and utilize our ballasts, and we expect that the majority of our revenues will continue to depend on sales of our products to a limited number of customers for the foreseeable future. We may not be able to offset any decline in revenues from our existing major customer with revenues from new customers or other existing customers. Because of our reliance on a limited number of customers, any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm our business, operating results and financial condition. In addition, any negative developments in the business of our existing significant customer could result in significantly decreased sales to this customer, which could seriously harm our business, operating results and financial condition.

RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY:

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES, AND IF AN ACTIVE MARKET DOES NOT DEVELOP, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES.

There is a limited public market for our common stock.  We cannot predict the extent  to  which  investor  interest  in  the Company will lead to the development of an active  trading  market  or  how  liquid that trading market might become.  If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive.  As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when he/she desires to sell.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

The SEC has adopted regulations that define a “penny stock”, generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been less than $5.00 per share. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares. In addition, since our common stock is currently quoted on the Pink Sheets, stockholders may find it difficult to obtain accurate quotations of our common stock, may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market could lower our market price for our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that  management deems acceptable or at all.

THERE IS LIMITED LIQUIDITY IN OUR SHARES.

Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or, even if it does in fact develop, may not be sustainable. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	quarterly variations in our results of operations or the results of operations of our competitors;

•	developments in our industry; and

•	general market conditions and other factors, including factors unrelated to our own operating performance.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

Item 2.  Financial Information.

Management’s Discussion and Analysis of Financial Condition and Plan of Operations.

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10.  This discussion contains forward-looking statements about our future expectations and are within the meaning of applicable federal securities laws, and are not guarantees of future performance.  When used herein, the words “may,” “should,” “anticipate,” “believe,” “appear,” “intend,” “plan,” “expect,” “estimate,” “approximate” and similar expressions are intended to identify such forward-looking statements.  These statements involve risks and uncertainties inherent in our business, including those set forth under the caption “Risk Factors,” appearing elsewhere in this disclosure statement, and are subject to change at any time.  Our actual results could differ materially from these forward-looking statements.  We undertake no obligation to update publically any forward-looking statement.

Overview.

We are in the business of developing and marketing energy-saving electronic components for the commercial lighting sector. Our primary products are self-contained electronic, dimming and daylight harvesting, fluorescent ballasts. A “ballast” is an electronic component that regulates voltage in lighting.  We develop, test, and patent unique technology to create energy efficient products that meet federal energy code standards and encourage Green initiatives for high-profile companies.  Extensive testing is conducted to ensure product reliability and energy-saving properties.  We have obtained and own the patent rights for our ballasts’ unique control system and have trademarked our slogan “The Future of Fluorescent Lighting”. UL (Underwriters Laboratory), the lighting industry’s certification authority, has approved our products for use in the United States and Canada.

Our current and primary product is the patented T8 Axis Daylight Harvesting Dimming Ballast.  This ballast uses simple technology that transforms the standard ballast, into a dynamic energy saving system that can reduce lighting energy costs by up to 70%.  The Axis Ballast utilizes an individual photo sensor to automatically adjust the amount of electrical current flowing to the light fixture and then dims or increases lighting in conjunction with the amount of available sunlight.  The Axis Ballast is the only ballast on the market that has automatic dimming controls integrated into each ballast.  This feature reduces the costs of acquisition and installation by up to two-thirds over that of competing dimming systems.

We have developed a high-output T5HO ballast that capitalizes on the features of our current T8 Axis Ballast.  This ballast is in the process of being submitted to UL for testing and approval.

We plan to introduce a line of dimming and daylight harvesting ballasts that would support and complement T5 lamps.  The T5 lamps are used mainly in “high-bay” fixtures which are installed in warehouses, gymnasiums, etc. in conjunction with Skylights.  Because skylights are frequently installed in this type of application, the T5 lamp that is provided by Axis would be an applicable choice to serve as an economical dimming ballast.

Our next generation ballast is a wirelessly addressable, load shedding ballast, which offers power companies the ability to reduce the lighting load (load shedding) for their customers during peak demand periods.  Most utility companies charge their customers a surcharge or “peak demand” charge during those times of day when the load on the power plants are at the highest.  Usually this means the power companies must start up higher cost generators, and/or buy power from the electrical grid at even higher rates.  This ballast allows the consumer or the power company to reduce the output of the ballast.  The consumer who installs this ballast can agree to participate in the power company’s Peak Demand Reduction Program which can offer reduced electric rates.  This ballast is being developed through our affiliate membership with the California Lighting Technology Center (CLTC) at the University of California, Davis.  Additionally, several utility companies have expressed interest in working with us to complete the development of the load shedding ballasts in order to provide for the installation of the ballasts in their customers' facilities.

The U.S. Government has mandated that power companies nation-wide reduce their greenhouse gas emissions and reduce energy consumption.  There are many states that have passed legislation that require lighting controls, and in some cases (California for example), there are requirements that new construction projects and major lighting retrofits incorporate daylight harvesting.  These regulations are specific to lighting, and there are many further regulations in place from cities and states, that require government buildings to save a certain amount of all forms of energy by specified dates.  We believe that the Axis dimming ballast system can help greatly in achieving these energy-reduction goals.

Our target market is small to large commercial users of fluorescent lighting including office buildings, wholesale and retail buildings, hospitals, schools and government buildings.  In order to achieve our sales goals, we have contracted with sales representatives, electrical distributors, electrical contractors, retrofitters, ESCO’s (Energy Service Companies), and OEM’s (Original Equipment Manufacturers) to market, distribute and install the Company’s products.

Our revenues consist primarily of sales of our T8 fluorescent ballasts to electrical distributors and OEM’s for placement in commercial and governmental buildings.  Our next generation ballast is expected to be sold primarily to utility companies in addition to our existing customer market.

Recent increases in energy costs have spurred many government agencies and private companies to work towards decreasing their energy consumption.  This “green” movement has helped to increase the awareness of our product.  Our company is dedicated to helping our nation reduce its energy consumption and greenhouse gas emissions.

Results of Operation

For the Year Ended December 31, 2007:

Consolidated net sales for the years ended December 31, 2007 and 2006 totaled $162,195 and $157,857, respectively.  Net sales increased $4,338 or 3%. There was limited growth in 2007 as the Company was focusing its efforts on the integrating of our product into utility rebate programs and additional product development. Cost of goods sold for the years ended December 31, 2007 and 2006 was $126,589 and $118,352, respectively.  After deducting costs of goods sold, including warehouse salaries and allocated overhead, we finished the year with $35,606 in gross profit, compared to $39,505 for 2006. This decrease in gross profit of $3,899 was primarily related to an isolated warranty claim.

For the year ended December 31, 2007, operating expenses increased $388,670 or 96% to $792,474. The increase in operating expenses is a result of our continued efforts to enhance our current product, develop our next generation products, and in building market awareness of our company and products.  Compared to a year ago, we have seen increases in salaries, sales & marketing efforts and professional fees.

For the year ended December 31, 2007, interest expense was $20,845 compared to $74,500 for the prior period.  This decrease of $53,655 was primarily the result of paying off some higher interest rate debt early on in 2007.

For the year ended December 31, 2007, the net loss was $775,019 compared to a net loss of $438,799 for the year ended December 31, 2006.

Three-month period from January 1, 2008 to March 31, 2008:

Consolidated net sales for the three months ended March 31, 2008 and 2007 totaled $122,709 and $7,408, respectively, for an increase of $115,301. This increase is due to increased sales to a supplier working with utility companies and their rebate programs. Cost of goods sold for the three months ended March 31, 2008 and 2007 was $96,369 and $21,217, respectively. The increase is primarily due to our increase in sales. After deducting costs of goods sold, including warehouse salaries and allocated overhead, we finished the three months ended March 31, 2008 with $26,340 in gross profit, compared to a negative gross profit of $13,809 for the three months ended March 31, 2007.

For the three months ended March 31, 2008, operating expenses totaled $146,168 compared to $239,381 for the three months ended March 31, 2007. This decrease was the result of lower advertising expenses due to the use of a less expensive press release company, fewer professional fees incurred, and lower salaries paid to employees.

For the three months ended March 31, 2008, interest expense was $2,920 compared to $7,058 for the three months ended March 31, 2007.  This decrease of $4,138 was the result of lower interest rate debt and a lower outstanding balance.

For the three months ended March 31, 2008, the net loss was $122,740 compared to a net loss of $259,982 for the three months ended March 31, 2007.

Assets and Employees; Research and Development

At December 31, 2007, our ballast inventory represents 68% of our assets. Inventory is manufactured in China and is shipped to our warehouse in Lincoln, Nebraska.  The time from ordering the product to receipt of the product can exceed 90 days.  We are currently working to reduce this turnaround time to 60 days.  We maintain our inventory at levels that are deemed reasonable based upon projected sales.

At this time, we do not anticipate purchasing or selling any significant equipment or other assets in the near term. Neither do we anticipate any imminent or significant changes in the number of our employees. We may, however, increase the number of independent sales representatives in the event that we expand into other markets or our current market significantly increases.

We expect that we will invest time, effort, and expense in the continued development and refinement of our current and next generation ballasts, through our relationship with CLTC and the power companies.

Liquidity and Capital Resources; Anticipated Financing Needs

For the Year Ended December 31, 2007:

For the year ended December 31, 2007, we incurred net operating losses aggregating $775,019 which was the result of funding marketing and advertising, business development and other activities as discussed above. We funded these operations primarily through cash of $634,723 received from private placements of our common stock during the year.

Overall, we used $763,382 of cash in operating for the year ended December 31, 2007, compared to $521,215 for the prior year. Cash used in operations for the year ended December 31, 2007, included a net loss of $775,019, which was offset by $3,669 of non-cash expenses for depreciation and amortization. Changes in operating assets and liabilities also offsetting the loss were increases in accounts payable and other accrued expenses of $98,692 and decreases in prepaid expense of $33,489. Other changes in operating assets and liabilities increasing the cash used were an increase in accounts receivable and inventory of $25,218 and $98,995, respectively.  Cash used in operations for the year ended December 31, 2006 included a net loss of $438,799 which was increased from a net overall change in operating assets and liabilities totaling $84,670 with an offset of non-cash items totaling $2,254. Cash flows used in investing activities included purchases of equipment of $909 for 2007 compared to $8,005 for 2006. Cash flows from financing activities for the year ended December 31, 2007 was $582,569 compared to $706,276 for the prior year. Cash flows from financing activities for 2007 included issuance of common stock for $634,723 offset by payments on the bank note of $52,154. In 2006, the Company received stock proceeds of $1,015,548 offset by note payments of $309,272.

For the Three Months Ended March 31, 2008

Cash of $22,352 was provided by operating activities during the three months ended March 31, 2008, compared to $257,919 in cash used for the three months ended March 31, 2007. Cash provided by operations, for the three months ended March 31, 2008, included a net loss of $122,740, which included $20,513 of non-cash expenses for stock issued for services, depreciation, amortization, and share-based compensation. Changes in operating assets and liabilities contributing to the use of cash primarily included increases in accounts receivable and prepaid expenses of $14,561, while an increase in accounts payable, accrued salary to officers/stockholders and other accrued expenses of $67,120 and a decrease in inventory and inventory deposits of $72,020 offset the loss from operations. Cash used in operations for the three months ended March 31, 2007 included a net loss of $259,982 offset by an overall net increase in operating assets and liabilities which totaled $1,672. There were no cash flows used in investing activities for the three months ended March 31, 2008, compared to $909 used for the three months ended March 31, 2007. Cash flows from financing activities for the three months ended March 31, 2008 included financing costs incurred of $10,886 and payments on the bank note of $173.  Cash flows from financing activities for the three months ended March 31, 2007 included the issuance of common stock for $403,423 offset by payments on the bank note of $51,937.  The Company’s cash balance as of March 31, 2008 is $25,821.

In addition to the net proceeds of $1,014,000 received from the convertible debt issuance on April 25, 2008, and  anticipated revenue increases from the sale of our current ballasts, we expect to seek additional capital funding for the final development and introduction of our next generation ballast, as well as for the purchase of adequate inventory.  Assuming that we successfully obtain additional funding, we believe that such funding will be sufficient to finance our operations through December 31, 2009. Thereafter, we believe that revenues from our current and next generation products will be sufficient to fund operations.

Additional financing may not be available on terms favorable to us, especially in light of current debt and equity markets. If additional funds are raised by the issuance of our equity securities, such as through the issuance and/or exercise of common stock warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other types of (typically preferred) equity instruments, then we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of our common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance products or respond to competitive pressures.

Item 3. Properties.

The Company currently has one (1) office located in Lincoln NE.  The address is as follows:

2055 South Folsom
Lincoln, NE 68522

On March 1, 2003, the Company leased the office warehouse location, comprised of approximately 2,800 square feet of space which is held under a 36 month lease at a rate of approximately $1,300 per month (with payments started in March 2003).  The Company currently leases this office warehouse location on a month-to-month basis at a current rate of $1,302 per month.  The Company uses 1,000 square feet as their corporate office and 1,800 square feet of warehouse with additional square footage as needed. The Company believes that these properties are adequate for its corporate office and operational needs at this time.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table shows the beneficial ownership of our common stock as of July 1, 2008. The table shows the amount of shares owned by:

(1)  each person  known  to  us  who  owns  beneficially  more  than  five percent of the outstanding shares of any class of the Company's stock, based  on  the  number  of  shares  outstanding  as  of  July 1, 2008;

(2)  each of  the Company's  Directors and Executive Officers;  and

(3)  all  of  its  Directors  and  Executive  Officers  as  a  group.

The percentage of shares owned is based on 62,267,767 shares being outstanding as of July 1, 2008.  Where the beneficially owned shares of any individual or group  in the following table includes any options, warrants, or other rights to purchase  shares  in  the  Company's  stock,  the percentage  of shares owned includes such shares as if the right to purchase had been duly  exercised.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Kipton P. Hirschbach Director/CEO 2055 South Folsom Lincoln, NE 68522	10,663,507	17.12%
Common	Jim Erickson Director/President/Principal Financial Officer 2055 South Folsom Lincoln, NE 68522	10,663,507	17.12%
Common	John F. Hanson Director 3410 N. 140th Street Omaha, NE 68154	10,663,507	17.12%
Common	David P. Petersen Director 17162 O Street Omaha, NE 68135-1423	131,091(1)	0.21%
Common	All Directors and Officers as a Group (a total of 4)	32,121,612	51.58%
Common	Mark B. Gruenewald 4215 So. 147th Plaza, #102 Omaha, NE 68137	10,663,507	17.12%
______________________
(1) Includes 60,000 shares due MPC Capital Funding, Inc. in which Mr. Petersen has shared voting and investment power, which have not yet been issued.

Item 5. Directors and Executive Officers.

The following table sets forth the names, ages, and positions of our current directors and executive officers. Our Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected, qualified and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Position

Kipton P. Hirschbach	63	Director, Chief Executive Officer
Jim Erickson	44	Director, President, Principal Financial Officer
John F. Hanson	45	Director
David P. Petersen	51	Director

Mr. Kipton P. Hirschbach serves and has served as the CEO, Secretary/Treasurer and director of Axis Technologies, Inc. since February 2003 and of Axis Technologies Group, Inc. since October 2006.  Prior to joining Axis, Mr. Hirschbach was operations and later general manager of Gillette Dairy, Inc., a manufacturer of dairy products, for approximately 23 years.  Mr. Hirschbach is knowledgeable of manufacturing, sales, warehousing, and distribution where he has experience in commercial and industrial processes, and energy saving measures. Mr. Hirschbach is a graduate of the University of Nebraska with a Chemistry major.

Mr. Jim Erickson serves as the Company’s Director, President and Principal Financial Officer.  Mr. Erickson has served as President and Director for Axis Technologies, Inc. since February 2003 and as President and Director for Axis Technologies Group, Inc. since October 2006.  Mr. Erickson is a 15-year veteran of the automotive industry, where he served in roles of sales, finance and insurance.  Prior to joining Axis Technologies, Inc. in February of 2003, for approximately one year, Mr. Erickson served as an administrator of an electronic ballast company, where he gained knowledge of the lighting industry, especially in the energy saving arena.

Mr.  John F. Hanson has served as a Director for Axis Technologies, Inc. since February 2003 and as a Director for Axis Technologies Group, Inc. since October 2006. Since 2001, Mr. Hanson has been President of Venture Capital, Inc. Since 2007, Mr. Hanson has been President of Parliament Pub, LLC.   From 1988 to 2001, Mr. Hanson was President and CEO for U Save Foods, Inc. which had over $200 million in revenue and over 2,000 employees.

Mr. David P. Peterson has served as a Director for Axis Technologies Group, Inc. since October 2006.  Since 2003, Mr. Peterson has served as the President of MPC Capital Funding Inc. and Merit Media Inc., where he is responsible for all financial aspects of the companies as well as providing assistance in financing, business and marketing plan development, and implementation.

Our Board of Directors does not currently have an Audit Committee, Nominating Committee or Compensation Committee.

Family Relationships

There are no family relationships amongst our directors and officers.

Legal and Disciplinary History

None of our officers, directors or control persons have been the subject of:

1. A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

2. The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person's involvement in any type of business, securities, commodities, or banking activities;

3. A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

4. The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person's involvement in any type of business or securities activities.

Item 6. Executive Compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of our Executive Compensation Program

We do not have a standing compensation committee.  Our board of directors as a whole makes the decisions as to employee benefit programs and officer and employee compensation.  The primary objectives of our executive compensation programs are to:

-	attract, retain and motivate skilled and knowledgeable individuals;
-	ensure that compensation is aligned with our corporate strategies and business objectives;
-
promote the achievement of key strategic and financial performance measures by linking  short-term  and  long-term  cash  and equity incentives to the achievement of measurable corporate and individual performance goals; and

-	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, our board of directors evaluates our executive compensation program with the objective of setting compensation at levels they believe will allow us to attract and retain qualified executives. In addition, a portion of each executive's overall compensation is tied to key strategic, financial and operational goals set by our board of directors.

Named Executive Officers

The following table identifies our principal executive officer, our principal financial officer and our most highly paid executive officers, who, for purposes of this Compensation Disclosure and Analysis only, are referred to herein as the "named executive officers."

Name	Corporate Office
Kipton P. Hirschbach	Chief Executive Officer
James Erickson	President and Principal Financial Officer

Components of Our Executive Compensation Program

At this time, the primary elements of our executive compensation program are base salaries, although the board of directors has the authority to award cash bonuses, benefits and other forms of compensation as it sees fit.

We do not have any formal or informal policy or target for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.  Similarly, we do not rely on benchmarking against our competitors in making compensation related decisions.

Equity Awards

We currently do not have an employee stock option plan.  However, we may elect to create an employee stock option plan in the future.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers.  Base salary, and other components of compensation, may be evaluated by our board of directors for adjustment based on an assessment of the individual’s performance and compensation trends in our industry.

Cash Bonuses

Our board of directors has the discretion to award cash bonuses based on our financial performance and individual objectives.  The corporate financial performance measures (revenues and profits) will be given the greatest weight in this bonus analysis.  We have not yet granted any cash bonuses to any named executive officer nor have we yet developed any specific individual objectives while we wait to attain revenue and profitability levels sufficient to undertake any such bonuses.

Benefits and Other Compensation

Our named executive officers are not currently receiving any health care, disability insurance, bonus or other employee benefits plans.  As of the date of this Registration Statement, we have not implemented any such employee benefit plans.  Mr.  Hirschbach’s and Mr. Erickson’s health care costs are not paid by the Company.

CURRENT LEVELS OF EXECUTIVE COMPENSATION

Summary Annual Salary

As discussed above, we have agreed to pay Messrs. Hirschbach and Erickson an annual salary.  Base salary may be increased from time to time with the approval of the board of directors.  The following table summarizes the agreed annual salary of each of the named executive officers.

Name	Annual Salary
Kipton P. Hirschbach	$131,250.00
James Erickson	$131,250.00

SUMMARY COMPENSATION TABLE

The following information is provided concerning the compensation of the named executive officers for the last two fiscal years ended December 31, 2007 and December 31, 2006:

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All other Compensation		Total
		$		$		$		$		$		$		$		$
Kipton P. Hirschbach (1)	2007		$131,250		0		0		0		0		0		0		$131,250
CEO/Director	2006		$100,000		0		0		0		0		0		0		$100,000
James A. Erickson (2)	2007		$131,250		0		0		0		0		0		0		$131,250
President/Director	2006		$100,000		0		0		0		0		0		0		$100,000

_____________________
(1)  Prior to January 1, 2007, Mr. Hirschbach elected to defer a certain portion of his salary due to limited operating funds.  The total balance of this deferred compensation owed as of December 31, 2006 is $209,159   This amount is due and payable to Mr. Hirschbach as funds become available in the future. In addition, during 2007, Mr. Hirschbach was owed $3,459 for unreimbursed business expenses, which have since been paid.

(2) Prior to January 1, 2007, Mr. Erickson elected to defer a certain portion of his salary due to limited operating funds.  The total balance of this deferred compensation owed as of December 31, 2006 is $180,862.  This amount is due and payable to Mr. Erickson as funds become available in the future.

Outstanding Equity Awards at Fiscal Year End

We have not issued any stock options, warrants, or any equity based awards to any of our directors.

Compensation of Directors

We do not compensate directors for their services at the present time.  Therefore, Mr. David Peterson did not receive any compensation for his service on our board of directors, and we have not provided any compensation to any member of our Board of Directors for the latest fiscal year ended December 31, 2007.

Item 7. Certain Relationships and Related Transactions.

Except as set forth below, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)	any of our directors or executive officers;

(B)	any nominee for election as one of our directors;

(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

MPC Capital Funding, Inc. in which David Petersen, one of our Directors, has a direct interest, received $33,000 and is entitled to receive 60,000 shares of our restricted common stock (valued at $15,600) in connection with the issuance of our Convertible Note in April, 2008, to Gemini Master Fund, Ltd.  In addition, MPC Capital received $30,750 as a fee in connection with the issuance of our restricted common stock in November and December, 2006.

Our Board of Directors has adopted a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions between us and our officers, directors and 5% shareholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of our independent and/or disinterested directors. In our view, any of the transactions that we enter into, if any, will meet this standard.

Item 8. Legal Proceedings.

The Company is not a party to any material legal proceedings and, to the Company's knowledge, no such proceedings are threatened or contemplated by any party.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is currently quoted on the Pink Sheets Electronic Interdealer Quotation and Trading System under the symbol “AXTG.”

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, as reported by www.pinksheets.com. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Periods	High	Low
Fiscal Year 2006
Third Quarter (July – September 2006)(1)	$3.00	$0.70
Fourth Quarter (October - December 2006)	$0.70	$3.47

Fiscal Year 2007
First Quarter (January - March 2007)	$2.39	$0.88
Second Quarter (April - June 2007)	$1.03	$0.43
Third Quarter (July - September 2007)	$1.44	$0.41
Fourth Quarter (October - December 2007)	$1.39	$0.42

Fiscal Year 2008
First Quarter (January - March 2008)	$0.53	$0.28
Second Quarter (April-June 2008)	$0.76	$0.31
______________________
(1) All figures shown do not reflect post-reverse split (1 for 1,000).

On July 23, 2008, the closing price of our common stock was $ 0.55.

Holders of Record

As of  July 1, 2008 we had approximately 94 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Item 10. Recent Sales of Unregistered Securities.

1.           On April 25, 2008 the Company issued a 10% Senior Secured Convertible Note (the “Convertible Note”) in the principal amount of $1,388,888.89, to Gemini Master Fund, Ltd, an accredited investor.  The Convertible Note is convertible at the option of the holder at any time into shares of the Company’s common stock at an initial conversion price of $0.26 per share. The Convertible Note can be converted into a maximum of 4.9% of the Company’s outstanding common stock as of the date of a conversion.  This issuance was completed in accordance with Section 4(2) of the Securities Act, as amended (the “Act”), in an offering without any public offering, advertising or general solicitation.  The Convertible Note bears an appropriate restrictive legend.  The Company paid $173,000 in cash and agreed to issue 240,000 shares of restricted common stock valued at $64,900 for placement fees.  As of April 25, 2008, 50,000 of these restricted shares have been issued and the remaining 190,000 shares have not yet been issued.

2.           In connection with the issuance of the Convertible Note, on April 25, 2008, the Company issued warrants to Gemini Master Fund, Ltd. to purchase 5,341,880 shares of its common stock at an exercise price of $0.26 per share.  The right to exercise the warrants will terminate on April 25, 2013.  The warrants can be converted into a maximum of 4.9% of the Company’s outstanding common stock as of the date on which the warrant is exercised.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  The warrant bears an appropriate restrictive legend.

3.           On March 7, 2008, the Company issued 60,000 shares of restricted common stock at $0.31 per share for a total value of $18,600 as compensation for public and investor relations.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  These shares are restricted securities and include an appropriate restrictive legend.

4.           On March 7, 2008, the Company issued 20,000 shares of restricted common stock at $0.31 per share to each of three (3) employees for a total value of $6,200 to each employee.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  These shares are restricted securities and include an appropriate restrictive legend.

5.           From March 2007 to December 2007, the Company issued 758,675 shares of restricted common stock to nineteen (19) accredited investors at a price of $0.50 per share in connection with a private offering.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  These shares are restricted securities and include an appropriate restrictive legend.  The Company paid $37,614 in finder’s fees to third parties.

6.           From November 2006 through January 2007, the Company sold 1,025,000 shares of restricted common stock to an accredited investor at a price of $1.00 per share in connection with a private offering.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  These shares are restricted securities and include an appropriate restrictive legend.  The Company paid $61,500 in finder’s fees and issued 60,000 shares of its restricted common stock valued at $18,600 on March 7, 2008, in connection with this transaction.

7.           In October 2006, the Company issued 45,000,000 shares of restricted common stock in exchange for all of the issued and outstanding shares of common stock of Axis Technologies, Inc.  Axis Technologies, Inc. had a total of six (6) shareholders, each of whom exchanged all of their ownership interest in Axis Technologies, Inc.  This issuance was completed in accordance with Section 4(2) of the Act in an offering without any public offering, advertising or general solicitation.  These shares are restricted securities and include an appropriate restrictive legend.

8.           In September 2006, the Company sold 15,000,000 shares of its common stock to accredited investors at a price of $0.02 per share.  This issuance was completed in accordance with Rule 504 of Regulation D promulgated under the Act.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a description of certain provisions relating to our capital stock.  For additional information regarding our stock, please refer to our Articles of Incorporation, as amended, and Bylaws, which have been previously filed with the SEC.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.001 par value. As of July 1, 2008, there were 62,267,767 shares of common stock issued and outstanding.  Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The approval of proposals submitted to shareholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Articles of Incorporation, and certain mergers and reorganizations). Shareholders are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of the liquidation preference on the then outstanding preferred stock, if any, and liabilities. The holders of shares of Common Stock have no preemptive, conversion or subscription rights. All shares of common stock issued upon the exercise of any warrants to purchase common stock, shall be, when issued, fully paid and non-assessable.  The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

Preferred Stock

Our Articles of Incorporation, as amended, do not provide for the issuance of Preferred Stock.  There are presently no shares of preferred stock outstanding.

Convertible Note and Warrant

On April 25, 2008, we executed a 10% Senior Secured Convertible Note in the principal amount of $1,388,888.89 to Gemini Master Fund, Ltd. (the “Convertible Note”)   At the option of the Holder, the Convertible Note is convertible into shares of our common stock at a price per share of $0.26 at any time before the maturity of the Convertible Note.  The Convertible Note can be converted into a maximum of 4.9% of the Company’s outstanding common stock as of the date of the conversion.  The Convertible Note will mature two years from the date of issuance and will accrue interest payable, in cash, quarterly in arrears at the rate of 10% per annum. At the closing on April 25, 2008, we executed both a Security Agreement and Intellectual Property Security Agreement.  Under both of these Security Agreements, the Convertible Note is collateralized by security interests in the Company’s assets, including, without limitation, the Company’s intellectual property, machinery, equipment, and accounts.  In addition, Kip Hirschbach, Jim Erickson and John Hanson entered into a Lock-Up Agreement with the Company whereby they each agreed that for a period of 15 months after the execution of the Convertible Note that they would not offer, pledge, sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock of the Company.

In connection with the issuance of the Convertible Note, on April 25, 2008, we issued warrants to Gemini Master Fund, Ltd. to purchase 5,341,880 shares of our common stock at an exercise price of $0.26 per share.  The right to exercise the warrants will terminate on April 25, 2013.  The number of warrants that can be exercised cannot exceed 4.9% of our outstanding common stock as of the date on which the warrants are exercised.  Additionally, we may be obligated to issue another 373,932 warrants at an exercise price of $0.26 per share if the underlying Convertible Note is converted by the holder.

Dividend Policy

The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.  We have not issued any dividends on our common stock to date, and do not intend to issue any dividends on our common stock in the near future.  We currently intend to retain earnings, if any, to further the growth and development of the Company.

Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase our Shares of common stock.

Reports to Stockholders

We intend to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.  We plan to furnish our stockholders with an annual report for the fiscal year ended December 31, 2007 containing financial statements audited by our independent certified public accountants. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549 (call 1-800-SEC-0330 for information).

Transfer Agent

The transfer agent and registrar for our Common Stock is:

Holladay Stock Transfer, Inc.
2939 N. 67th Place
Scottsdale, AZ 85251
480-481-3940

Item 12. Indemnification of Directors and Officers.

The Delaware General Corporation Law provides that we will indemnify our directors and officers if they are a party to any civil or criminal action.  This may discourage claimants from making claims against the directors and officers even if the claims have merit.  The cost of indemnification could be high.

Item 13. Financial Statements and Supplementary Data.

See “Item 15 – Financial Statements and Exhibits” for our consolidated financial statements, the notes thereto as part of this Filing.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no changes in or disagreements with our accountants on accounting and financial disclosure.

Item 15. Financial Statements and Exhibits.

(a)  Please see the following financial statements set forth below beginning on page F-1:

AXIS TECHNOLOGIES GROUP, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements for December 31, 2007 and 2006:

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets – December 31, 2007 and 2006	F-2 - F-3

Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006	F-4

Consolidated Statement of Shareholders’ Deficit for the Years Ended December 31, 2007 and 2006	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006	F-6

Notes to Consolidated Financial Statements	F-7 - F-15

Unaudited Consolidated Financial Statements for three months ended March 31, 2008:

Consolidated Balance Sheets – March 31, 2008 and December 31, 2007	F-16 - F-17

Consolidated Statements of Operations for the Three Months Ended March 31, 2008 and 2007	F-18

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007	F-19

Notes to Consolidated Financial Statements	F-20 - F-24

(b)  Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit
Number	Description

3.1	Articles of Incorporation of Axis Technologies Group, Inc.
3.2	Bylaws of Axis Technologies Group, Inc.
4.1	Securities Purchase Agreement dated April 25, 2008 with Gemini Master Fund, Ltd.
4.2	10% Senior Secured Convertible Note dated April 25, 2008 with Gemini Master Fund, Ltd.
4.3	Common Stock Purchase Warrant dated April 25, 2008 with Gemini Master Fund, Ltd.
10.1	Security Agreement dated April 25, 2008 with Gemini Master Fund, Ltd.
10.2	Intellectual Property Security Agreement dated April 25, 2008 by and between Axis Technologies, Inc. and Gemini Master Fund, Ltd.
10.3	Guarantee Agreement dated April 25, 2008 by Axis Technologies, Inc., as Guarantor, in favor of Gemini Master Fund, Ltd.
10.4	Co-Exclusive License Agreement for Simplified Daylight Harvesting Technology dated January 1, 2008 with The Regents of the University of California, a California Corporation
10.5	Manufacturing Agreement with Shanghai Lighting and Gold, Inc. dated August 22, 2003
10.6	United States Patent (No. U.S. 6,969,955) for a “Method and Apparatus for Dimming Control of Electronic Ballasts” dated November 29, 2005
10.7	United States Trademark (Reg No. 3,001,445) for “The Future of Fluorescent Lighting” dated September 27, 2005
10.8	Form of Lock-Up Agreement
21	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AXIS TECHNOLOGIES GROUP, INC.
(Registrant)

Date: July 24, 2008	/s/ Kipton P. Hirschbach
Kipton P. Hirschbach
Chief Executive Officer

AXIS TECHNOLOGIES GROUP, INC.

Consolidated Financial Statements

December 31, 2007 and 2006

AXIS TECHNOLOGIES GROUP, INC.

December 31, 2007 and 2006

Page

Report of Independent Registered Public Accounting Firm	F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-2 - F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Changes in Stockholders’ Deficit	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7 - F-15

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Axis Technologies Group, Inc.

We have audited the accompanying consolidated balance sheets of Axis Technologies Group, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axis Technologies Group, Inc. and its subsidiary as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carver Moquist & O'Conner, LLC

Minneapolis, Minnesota
July 11, 2008

Axis Technologies Group, Inc.
Consolidated Balance Sheets
December 31, 2007 and 2006

ASSETS

	2007	2006

CURRENT ASSETS
Cash	$14,528	$196,250
Accounts receivable	39,316	14,098
Inventory	327,559	270,952
Inventory deposit	74,000	31,612
Prepaid expenses	2,629	36,118

Total Current Assets	458,032	549,030

PROPERTY AND EQUIPMENT
Property and equipment	17,093	16,184
Less: accumulated depreciation	(9,933)	(7,116)

Net Property and Equipment	7,160	9,068

OTHER ASSETS
Patents, net of accumulated amortization of $1,775 and $923, respectively	15,262	16,114

Total Other Assets	15,262	16,114

TOTAL ASSETS	$480,454	$574,212

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Balance Sheets
December 31, 2007 and 2006

LIABILITIES AND STOCKHOLDERS' DEFICIT

	2007	2006

CURRENT LIABILITIES
Accounts payable	$49,003	$24,007
Accrued expenses	70,338	-
Note payable - bank	195,074	247,228
Accrued salary - officers/stockholders	443,706	440,348

Total Current Liabilities	758,121	711,583

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 500,000,000 shares authorized,62,037,767 and 61,029,092 shares issued and outstanding, respectively	62,038	61,029
Additional paid-in capital	1,908,239	1,274,525
Accumulated deficit	(2,247,944)	(1,472,925)

Total Stockholders' Deficit	(277,667)	(137,371)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$480,454	$574,212

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2007 and 2006

	2007	2006

Sales, net	$162,195	$157,857

Cost of goods sold	126,589	118,352

Gross profit	35,606	39,505

Operating expenses	792,474	403,804

Loss from operations	(756,868)	(364,299)

Other income (expense):
Interest income	2,694	-
Interest expense	(20,845)	(74,500)
Total other income (expense)	(18,151)	(74,500)

Net loss before income taxes	(775,019)	(438,799)

Income tax provision	-	-

Net loss	$(775,019)	$(438,799)

Net loss per common share (basic and diluted)	$(0.013)	$(0.009)

Weighted average shares outstanding:
Basic and diluted	61,699,759	47,425,470

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Statement of Changes in Stockholders' Deficit
For the Years Ended December 31, 2007 and 2006

	Common Stock		Additional		Total
	Shares Issued		Paid-in	Accumulated	Stockholders'
	and Outstanding	Amount	Capital	Deficit	Deficit

Balance, December 31, 2005	42,654,027	$42,654	$277,352	$(1,034,126)	$(714,120)

Issuance of additional founder shares	2,274,882	2,275	(2,275)	-	-
Issuance of common stock for compensation related to the merger	71,091	71	(71)	-	-
Issuance of common stock shares,net of $1,000 in transaction costs	15,000,000	15,000	284,000	-	299,000
Recapitalization of shares issued by Riverside Entertainment, Inc.prior to the merger	254,092	254	(254)	-	-
Issuance of common stock shares,net of $59,452 in transaction costs	775,000	775	715,773	-	716,548
Net loss	-	-	-	(438,799)	(438,799)

Balance, December 31, 2006	61,029,092	61,029	1,274,525	(1,472,925)	(137,371)

Issuance of common stock shares,net of $37,000 in transaction costs	250,000	250	212,750	-	213,000
Cash received for a price adjustment on shares sold to an investor during November 2006 and January 2007	-	-	80,000	-	80,000
Issuance of common stock shares,net of $37,614 in transaction costs	758,675	759	340,964	-	341,723
Net loss	-	-	-	(775,019)	(775,019)

Balance, December 31, 2007	62,037,767	$62,038	$1,908,239	$(2,247,944)	$(277,667)

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006

	2007	2006

Cash flows from operating activities:
Net loss	$(775,019)	$(438,799)

Adjustments to reconcile net (loss) to net cash (used in) operations:
Depreciation	2,817	1,402
Amortization	852	852

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25,218)	34,845
(Increase) in inventory and inventory deposits	(98,995)	(66,224)
(Increase) decrease in prepaid expenses	33,489	(36,118)
Increase in accounts payable	24,996	10,975
Increase in accrued salary - officers/stockholders	3,358	81,596
Increase (decrease) in accrued expenses	70,338	(109,744)
Net cash (used in) operating activities	(763,382)	(521,215)

Cash flows from investing activities:
Purchase of property and equipment	(909)	(8,005)
Net cash (used in) investing activities	(909)	(8,005)

Cash flows from financing activities:
Payments on notes payable	(52,154)	(309,272)
Cash received for stock purchase price adjustment	80,000	-
Proceeds from issuance of common stock, net of transaction costs of $74,614 and $60,452, respectively	554,723	1,015,548
Net cash provided by financing activities	582,569	706,276

Net increase (decrease) in cash and cash equivalents	(181,722)	177,056

Cash and cash equivalents at beginning of period	196,250	19,194

Cash and cash equivalents at end of period	$14,528	$196,250

Supplemental cash flow information
Cash paid for interest	$19,925	$109,500

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1:
NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:  Riverside Entertainment, Inc ("Riverside") was incorporated in the State of Delaware. On September 18, 2006, Riverside entered into a Share Exchange and Acquisition Agreement whereby it agreed to issue 45,000,000 shares of its common stock to acquire all of the outstanding shares of Axis Technologies, Inc. ("Axis"), a private corporation incorporated in 2003 in the State of Delaware. At the time of the share exchange transaction, Riverside was a non-reporting public company and had no current operations. Axis has developed and sells a daylight harvesting fluorescent lighting ballast that uses natural lighting to reduce electricity consumption. The Company's market for advertising and selling the product currently lies within North America.

Upon completion of the transaction on October 25, 2006, Axis became a wholly-owned subsidiary of Riverside and Riverside changed its name to Axis Technologies Group, Inc. (the "Company"). Since this transaction resulted in the existing shareholders of Axis acquiring control of Riverside, the share exchange transaction has been accounted for as an additional capitalization of Riverside (a reverse acquisition, with Axis being treated as the accounting acquirer for financial statement purposes.)

The operations of Axis are the only continuing operations of the Company. In accounting for this transaction, Axis was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value.

The accompanying financial statements as of and for the year ended December 31, 2006 present the historical financial information of Axis consolidated with Riverside from the date of the transaction (October 25, 2006) to December 31, 2006. The outstanding common shares of Axis at December 31, 2005 and all 2006 activity prior to the share exchange transaction have been restated to reflect the shares issued upon the recapitalization.

Principles of Consolidation:  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Axis Technology, Inc.  Inter-company transactions and balances have been eliminated in the consolidation.

Cash and Cash Equivalents:  For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash or cash equivalents.

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions within the geographic region of Lincoln, Nebraska, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

Customer Concentrations and Accounts Receivable:  The accounts receivable arise in the normal course of business of providing services to customers.  Concentrations of credit risk with respect to accounts receivable arise because the Company grants unsecured credit in the form of trade accounts receivable to its customers.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

At December 31, 2007, one customer accounted for 23% of sales and 38% of outstanding accounts receivable. At December 31, 2006, two customers accounted for 50% of sales and 58% of outstanding accounts receivable.

Accounts are written-off as they are deemed uncollectible based upon a periodic review of the accounts.  As of December 31, 2007 and 2006, management has estimated that accounts receivable is fully collectible, and thus, has not established an allowance for bad debts.

Supplier Concentrations and Inventory:  The Company maintains its inventory on a perpetual basis utilizing the first-in first-out (FIFO) method.  Inventories have been valued at the lower of cost or market. Management has not recorded an obsolescence reserve for inventory as all inventory is considered usable and market value is above cost.

The Company purchases 100% of its inventory from a supplier located in China.

Property and Equipment:  Property and equipment is reported at cost less accumulated depreciation. Maintenance and repairs are charge to expense as incurred. The cost of property and equipment is depreciated over the following estimated useful lives of the related assets using the straight-line basis:

Office Equipment and Vehicle	5 years
Computer Equipment	3 years

Intangible Assets: Intangible assets subject to amortization include patent costs, which are being amortized over twenty years. Amortization expense is estimated to be $850 for each of the next five years.

Long-Lived Assets:  The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. The Company has reviewed long-lived assets and certain intangible assets with estimable useful lives and determined that the carrying value as of December 31, 2007 are recoverable in future periods.

Revenue Recognition:  The Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable, collectability is reasonably assured and delivery has occurred per the contract terms.

Warranty and return costs are estimated and accrued based on historical rates. Management has determined that no warranty reserve is required at December 31, 2007 and 2006.

Segment Reporting:  The Company operates and manages the business under one reporting segment.

Advertising Costs:  The Company expenses advertising costs in the period incurred.  Advertising costs were $39,936 and $28,483 for the years ended December 31, 2007 and 2006, respectively.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Fair Value of Financial Instruments: The respective carrying value of certain on-balance sheet financial instruments approximates their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued liabilities, indebtedness to related parties and notes payable.  Fair values were assumed to approximate cost or carrying values as most of the debt was incurred recently and the assets were acquired within one year. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

Income Taxes: The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") as clarified by FIN No. 48 which requires the use of an asset and liability approach in accounting for income taxes.  Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  At December 31, 2007 and 2006, the Company has recorded a full valuation allowance against its deferred tax assets.

FIN No. 48 requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Management Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period.  Actual results could differ from those estimates.

Comprehensive Income (Loss):  Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended December 31, 2007 and 2006, there were no adjustments to net loss to arrive at comprehensive loss.

Net Loss per Common Share:  Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted net loss per common share is determined using the weighted average number of common shares outstanding during the periods presented, adjusted for the dilutive effect of any common stock equivalents, consisting of shares that might be issued upon exercise of options, warrants and conversion of convertible debt. The Company did not have any common stock equivalents outstanding at December 31, 2007 and 2006.

Effect of Recently Issued Accounting Standards: In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement.  The Company believes the adoption of SFAS No. 157 will not have a material impact on the consolidated financial position or results of operations.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

In February 2008, the FASB issued FASB Staff Position FAS 157-2 (“FSP FAS 157-2”) “ Effective Date of FASB Statement No. 157” which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. The Company has not applied the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in accordance with FSP FAS 157- 2.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. This standard is effective beginning after December 31, 2007. The Company believes the adoption of SFAS No. 159 will not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued Statement No. 141R, “Business Combinations,” which establishes principles for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired and liabilities assumed in a business combination, the goodwill acquired in a business combination, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination.  The Company is required to apply this standard prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  Earlier application is not permitted.

NOTE 2:
LIQUIDITY/GOING CONCERN

The Company has incurred significant operating losses during its periods of operation. At December 31, 2007, the Company reports a negative working capital position of $300,089, an accumulated deficit of $2,247,944 and a stockholders' deficit of $277,667. It is management's opinion that these facts raise substantial doubt about the Company's ability to continue as a going concern without additional debt or equity financing or the ability of the Company to increase revenues.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Subsequent to December 31, 2007, the Company issued a debt instrument generating net cash proceeds of $1,014,000 (see Note 10). Additionally, in order to meet its working capital needs through the next twelve months, the Company plans to seek to obtain outside debt financing to support the planned increase in revenues via new channels and products over the next year.

NOTE 3:
INVENTORIES

Inventories at December 31, 2007 and 2006 consisted entirely of finished goods, totaling $327,559 and $270,952, respectively.

Deposits on purchases of inventory not received as of year-end totaled $74,000 and $31,612, at December 31, 2007 and 2006, respectively.

NOTE 4:
NOTE PAYABLE

Note payable to bank at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Bank:
Variable interest note at prime plus 1.5%, 8.75%at December 31, 2007, due June 10, 2008, interest due monthly, principal due at maturity, secured by all business assets and personal guarantees of the stockholders. Thisloan was repaid in April 2008.	$195,074	$247,228

NOTE 5:
ACCRUED SALARY - OFFICERS/STOCKHOLDERS

Prior to January 1, 2007, certain officers/stockholders of the Company have elected to forego a certain portion of their salary due to limited operating funds. These amounts are due and payable to these officers/stockholders as funds become available in the future. The increase in 2007 was due to unreimbursed business expenses to the officers.  The total balance owed as of December 31, 2007 and 2006 is $443,706 and $440,348, respectively.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 6:
STOCKHOLDERS' DEFICIT

On January 23, 2007, the Company completed the private placement of its common stock at $1.00 per share by selling an additional 250,000 shares.  Net proceeds amounted to $213,000 after deducting cash transaction costs of $37,000.  In addition, the Company is required to issue 60,000 shares of common stock, as a finder's fee for capital raised from November 2006 to January 2007, which were subsequently issued on March 7, 2008. Further to this transaction, on October 11, 2007, the Company received $80,000 in cash from the third-party investor as a purchase price adjustment for the common stock sold to them during November 2006 to January 2007 for the failure to purchase a total number of shares committed.

From March to December 2007, the Company completed another private placement of its common stock at $0.50 per share for a total of 758,675 shares sold.  Net proceeds amounted to $341,723 after deducting transaction costs of $37,614.

On September 26, 2006, prior to the completion of the reverse merger, the Company completed a private placement of its common stock totaling 15,000,000 shares at an issuance price of $0.02 per share.  Net proceeds amounted to $299,000 after deducting transaction costs of $1,000.

During November and December 2006, after completion of the reverse merger, the Company initiated a private placement of its common stock totaling 775,000 shares at an issuance price of $1.00 per share.  Net proceeds amounted to $716,548 after deducting transaction costs of $59,452.

NOTE 7:
INCOME TAXES

On October 25, 2006, the Company became a C-Corporation as a result of the reverse merger transaction with Riverside Entertainment, Inc. Prior to the merger, the net loss of Axis was passed through and reported on the tax returns of the S-Corporation shareholders, therefore, there was no tax provision recorded for the period from January 1, 2006 to October 24, 2006. Subsequent to the merger on October 25, 2006, the Company follows the income tax accounting guidance of FAS 109. Under SFAS No. 109, deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Also, in connection with the merger, the Company recorded net deferred tax assets of $165,500 due to a change in tax status.

The provisions for income taxes for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Current:
Federal	$-	$-
State	-	-
Deferred:	(300,700)	(202,300)
	(300,700)	(202,300)
Increase in deferred tax valuation allowance	300,700	202,300
Total income tax provision	$-	$-

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

The provision for income taxes varies from the income tax rates applied to the total loss for the years ended December 31:
	2007	2006
Federal income tax benefit at an average rate (33%)	$(255,800)	$(144,800)
State tax benefit, net of federal	(46,500)	(26,300)
Operating loss passed to S-Corporation shareholders prior to reverse merger (January 1, 2006 to October 24, 2006)	-	134,100
Non-deductible expenses	1,600	200
Establishment of net deferred tax assets as of October 25, 2006;due to tax status change as a result of the reverse merger	-	(165,500)
Current valuation allowance	300,700	202,300
Total income tax provision	$-	$-

Significant components of the Company's deferred tax assets and liabilities were as follows at December 31:
	2007	2006
Deferred tax assets:
Net operating loss carry forwards	$337,500	$36,900
Reserves and accruals	171,700	171,700
	509,200	208,600

Deferred tax liabilities:
Depreciation	300	-
Amortization	5,900	6,300
	6,200	6,300

Net deferred tax assets	503,000	202,300
Valuation allowance	(503,000)	(202,300)
	$-	$-

As of December 31, 2007, the Company has net operating loss carryforwards aggregating approximately $865,400, which begin to expire in 2026. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

Under the Internal Revenue Code Section 382, certain stock transactions which significantly change ownership, including the sale of stock to new investors, the exercise of options to purchase stock, or other transactions between shareholders could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 8:
OPERATING LEASE

The Company leases office and warehouse space on a month-to-month basis at a current rate of $1,302 per month.  Rental expense was $14,325 and $16,777 for the years ended December 31, 2007 and 2006, respectively.

NOTE 9:
LITIGATION

The Company periodically is subject to claims and lawsuits that arise in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Company.

NOTE 10:
SUBSEQUENT EVENTS

On January 1, 2008, the Company entered into an agreement with The Regents of the University of California to develop the Company's next generation product. The agreement requires the Company to pay a $5,000 license issuance fee, an annual license maintenance fee of $3,000, and product royalties of .85% to 1.7% based on units sold.

On March 7, 2008, the Company issued 60,000 shares of common stock valued at $18,600 as compensation for public and investor relations for the period from April 1, 2007 to March 31, 2008. At December 31, 2007, $13,950 was included in accrued expenses.

On March 7, 2008, the Company issued 60,000 shares of restricted common stock to three employees valued at $18,600 which will be expensed over the vesting period through September 2009.

On April 25, 2008, the Company entered into a debt instrument security agreement with Gemini Master Find LTD, (“Gemini”), pursuant to which Gemini was issued a 10% Senior Secured Convertible Promissory Note in the principal amount of $1,388,889 (the “Note”). The Company received net proceeds of approximately $1,014,000. The difference between the principal amount and net proceeds totaled $374,889 and consisted of an original issue discount of $138,889, estimated legal costs of $63,000 and placement fees of $173,000. Additionally, the Company agreed to issue 240,000 shares of common stock valued at $64,900 as additional placement fees, of which 50,000 shares were issued on March 7, 2008. The remaining 190,000 shares have not yet been issued as of July 11, 2008.  The Note has a maturity date of April 25, 2010. The Note is convertible at the option of the holder at any time into shares of the Company's common stock at an initial conversion price of $0.26 per share. The conversion price is subject to a weighted-average anti-dilution adjustment in the event the Company issues equity or equity-linked securities at a price below the then-applicable conversion price. The Note accrues interest at a rate of 10% per annum, and such interest is payable on a quarterly basis commencing July 26, 2008, with the principal balance of the Note, together with any accrued and unpaid interest thereon, due and payable on the maturity date.

Pursuant to the Note, the Company issued Gemini a five-year warrant to purchase up to 5,341,880 shares of its common stock at an exercise price of $0.26 per share (the “Warrant”). In the event the Company does not have an effective Form 10 registration statement by February 25, 2009, the warrant provides for a cashless exercise.  The warrant also provides for a weighted-average anti-dilution adjustment to the exercise price in the event the Company issues equity or equity-linked securities at a price below the then-applicable exercise price.  Additionally, the Company maybe obligated to issue another 373,932 warrants at an exercise price of $0.26 per share if the underlying convertible promissory note is converted by the holder.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 11:
RECLASSIFICATIONS

Certain amounts in the 2006 financial statements have been reclassified to conform to the 2007 presentation. The reclassifications had no effect on the 2006 cash flows, financial position or net loss as originally reported.

AXIS TECHNOLOGIES GROUP, INC.

Consolidated Financial Statements

(Unaudited)

March 31, 2008

AXIS TECHNOLOGIES GROUP, INC.

March 31, 2008

Page

FINANCIAL STATEMENTS

Consolidated Balance Sheets as of March 31, 2008 (Unaudited) and December 31, 2007 (Audited)	F-16 - F-17

Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 (Unaudited)	F-18

Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 (Unaudited)	F-19

Notes to Consolidated Financial Statements	F-20 - F-24

Axis Technologies Group, Inc.
Consolidated Balance Sheets

ASSETS
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash	$25,821	$14,528
Accounts receivable	51,561	39,316
Inventory	329,539	327,559
Inventory deposit	-	74,000
Prepaid expenses	4,945	2,629

Total Current Assets	411,866	458,032

PROPERTY AND EQUIPMENT
Property and equipment	17,093	17,093
Less: accumulated depreciation	(10,817)	(9,933)

Net Property and Equipment	6,276	7,160

OTHER ASSETS
Patents, net of accumulated amortization of $1,988 and $1,775, respectively	15,049	15,262
Deferred financing costs	26,386	-

Total Other Assets	41,435	15,262

TOTAL ASSETS	$459,577	$480,454

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS' DEFICIT
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Accounts payable	$77,980	$49,003
Accrued expenses	73,258	70,338
Note payable - bank	194,901	195,074
Accrued salary - officers/stockholders	478,929	443,706

Total Current Liabilities	825,068	758,121

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 500,000,000 shares authorized, 62,267,767 and 62,037,767 shares issued and outstanding, respectively	62,268	62,038
Additional paid-in capital	1,960,709	1,908,239
Unearned compensation	(17,784)	-
Accumulated deficit	(2,370,684)	(2,247,944)

Total Stockholders' Deficit	(365,491)	(277,667)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$459,577	$480,454

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended

	March 31,	March 31,
	2008	2007

Sales, net	$122,709	$7,408

Cost of goods sold	96,369	21,217

Gross profit (loss)	26,340	(13,809)

Operating expenses	146,168	239,381

Loss from operations	(119,828)	(253,190)

Other income (expense):
Interest income	8	266
Interest expense	(2,920)	(7,058)
Total other income (expense)	(2,912)	(6,792)

Net loss before income taxes	(122,740)	(259,982)

Income tax provision	-	-

Net loss	$(122,740)	$(259,982)

Net loss per common share (basic and diluted)	$(0.002)	$(0.004)

Weighted average shares outstanding:
Basic and diluted	62,100,954	61,274,139

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended

	March 31,	March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(122,740)	$(259,982)

Adjustments to reconcile net (loss) to net cash provided by (used in) operations:
Depreciation	884	178
Amortization	213	213
Share based compensation	816	-
Issuance of common stock for services	18,600	-

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(12,245)	2,941
(Increase) decrease in inventory and inventory deposits	72,020	(24,479)
(Increase) decrease in prepaid expenses	(2,316)	17,710
Increase (decrease) in accounts payable	28,977	(11,493)
Increase in accrued salary - officers/stockholders	35,223	-
Increase in accrued expenses	2,920	16,993
Net cash provided by (used in) operating activities	22,352	(257,919)

Cash flows from investing activities:
Purchase of property and equipment	-	(909)
Net cash (used in) investing activities	-	(909)

Cash flows from financing activities:
Financing costs incurred	(10,886)	-
Payments on notes payable	(173)	(51,937)
Proceeds from issuance of common stock, net of transaction costs of $59,477	-	403,423
Net cash provided by (used in) financing activities	(11,059)	351,486

Net increase in cash and cash equivalents	11,293	92,658

Cash and cash equivalents at beginning of period	14,528	196,250

Cash and cash equivalents at end of period	$25,821	$288,908

Supplemental cash and non-cash flow information
Cash paid for interest	$2,863	$5,647

Deferred financing costs incurred with issuance of common stock	$15,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2008

NOTE 1:
BASIS OF PRESENTATION

The accompanying unaudited consolidated financial information has been prepared by Axis Technologies Group, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, it does not include all of the information and notes required by accounting principles generally accepted in the Untied States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of this financial information have been included. Financial results for the interim period presented are not necessarily indicative of the results that may be expected for the fiscal year as a whole or any other interim period. This financial information should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 2007 and 2006.

NOTE 2:
NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:  Riverside Entertainment, Inc ("Riverside") was incorporated in the State of Delaware. On September 18, 2006, Riverside entered into a Share Exchange and Acquisition Agreement whereby it agreed to issue 45,000,000 shares of its common stock to acquire all of the outstanding shares of Axis Technologies, Inc. ("Axis"), a private corporation incorporated in 2003 in the State of Delaware. At the time of the share exchange transaction, Riverside was a non-reporting public company and had no current operations. Axis has developed and sells a daylight harvesting fluorescent lighting ballast that uses natural lighting to reduce electricity consumption. The Company's market for advertising and selling the product currently lies within North America.

Upon completion of the transaction on October 25, 2006, Axis became a wholly-owned subsidiary of Riverside and Riverside changed its name to Axis Technologies Group, Inc. (the "Company"). Since this transaction resulted in the existing shareholders of Axis acquiring control of Riverside, the share exchange transaction has been accounted for as an additional capitalization of Riverside (a reverse acquisition, with Axis being treated as the accounting acquirer for financial statement purposes.)

The operations of Axis are the only continuing operations of the Company. In accounting for this transaction, Axis was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value.

Principles of Consolidation:  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Axis Technology, Inc.  Inter-company transactions and balances have been eliminated in the consolidation.

Management Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period.  Actual results could differ from those estimates.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2008

Customer Concentrations and Accounts Receivable: The accounts receivable arise in the normal course of business of providing services to customers. Concentrations of credit risk with respect to accounts receivable arise because the Company grants unsecured credit in the form of trade accounts receivable to its customers.

At March 31, 2008, two customers accounted for 61% of sales and 57% of outstanding accounts receivable.  At March 31, 2007, two customers accounted for 69% of sales.

Revenue Recognition:  The Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable, collectability is reasonably assured and delivery has occurred per the contract terms.

Warranty and return costs are estimated and accrued based on historical rates. Management has determined that no warranty reserve is required at March 31, 2008 and December 31, 2007.

Deferred Financing Costs:  Costs related to the convertible debt instrument issued by the Company on April 25, 2008 (see Note 7). The financing costs will be amortized on a straight line basis (which approximates the effective interest method) over the term of the debt instrument to April 2010.

Income Taxes: The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") as clarified by FIN No. 48 which requires the use of an asset and liability approach in accounting for income taxes.  Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  At March 31, 2008 and December 31, 2007, the Company has recorded a full valuation allowance against its deferred tax assets.

FIN No. 48 requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Effect of Recently Issued Accounting Standards: In February 2008, the FASB issued FASB Staff Position FAS 157-2 (“FSP FAS 157-2”) “Effective Date of FASB Statement No. 157” which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. The Company has not applied the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in accordance with FSP FAS 157- 2.

In December 2007, the FASB issued Statement No. 141R, “Business Combinations,” which establishes principles for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired and liabilities assumed in a business combination, the goodwill acquired in a business combination, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination.  The Company is required to apply this standard prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  Earlier application is not permitted.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2008

NOTE 3:
LIQUIDITY/GOING CONCERN

The Company has incurred significant operating losses during its periods of operation. At March 31, 2008, the Company reports a negative working capital position of $413,202, an accumulated deficit of $2,370,684 and a stockholders' deficit of $365,491. It is management's opinion that these facts raise substantial doubt about the Company's ability to continue as a going concern without additional debt or equity financing or the ability of the Company to increase revenue.

Subsequent to March 31, 2008, the Company issued a convertible debt instrument generating net cash proceeds of $1,014,000 (see Note 7). Additionally, in order to meet its working capital needs through the next twelve months, the Company plans to seek to obtain outside debt financing to support the planned increase in revenues via new channels and products over the next year.

NOTE 4:
NOTE PAYABLE

Note payable to bank at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31,	December 31,
	2008	2007
Bank:
Variable interest note at prime plus 1.5%, 6.75% at March 31, 2008, due June 10, 2008, interest due monthly, principal due at maturity, secured by all business assets and personal guarantees of the stockholders. This loan was repaid in April 2008.	$194,901	$195,074

NOTE 5:
ACCRUED SALARY - OFFICERS/STOCKHOLDERS

Certain officers/stockholders of the Company have elected to forego a certain portion of their salary due to limited operating funds. These amounts are due and payable to these officers/stockholders as funds become available in the future. The increase in 2008 was due to unreimbursed business expenses to the officers totaling $723 and a portion of their current year salaries for the three months ended March 31, 2008 totaling $34,500. The total balance owed as of March 31, 2008 and December 31, 2007 is $478,929 and $443,706, respectively.

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2008

NOTE 6:
STOCKHOLDERS' DEFICIT

On March 7, 2008, the Company issued 60,000 shares of common stock valued at $18,600 as compensation for public and investor relations for the period from April 1, 2007 to March 31, 2008.

On March 7, 2008, the Company issued 50,000 shares of common stock valued at $15,500 as advance compensation for services being rendered in connection with the convertible debt issuance on April 25, 2008 (see Note 7).

On January 23, 2007, the Company completed the private placement of its common stock at $1.00 per share by selling an additional 250,000 shares.  Net proceeds amounted to $213,000 after deducting cash transaction costs of $37,000.  In addition, the Company was required to issue 60,000 shares of common stock as a finder's fee for capital raised from November 2006 to January 2007, which was issued on March 7, 2008. Further to this transaction, on October 11, 2007, the Company received $80,000 in cash from the third-party investor as a purchase price adjustment for the common stock sold to them during November 2006 to January 2007 for the failure to purchase a total number of shares committed.

From March to December 2007, the Company completed another private placement of its common stock at $0.50 per share for a total of 758,675 shares sold.  Net proceeds amounted to $341,723 after deducting transaction costs of $37,614.

Restricted Stock:

For the three month period ended March 31, 2008, the Company awarded 60,000 shares of time-based restricted stock (non-vested) shares to certain employees of the Company. As a condition of the award, the employees must be employed with the Company in order to continue to vest in their shares over an 18-month period. The fair value of the non-vested shares is equal to the fair market value on the date of grant which was estimated to be $0.31 and will be amortized ratably over the vesting period.

The Company recorded $816 of compensation expense in the consolidated statements of operations related to vested shares (restricted stock) for the three month period ended March 31, 2008.

A summary of the status of non-vested restricted shares and changes and remaining unearned compensation as of March 31, 2008 is set forth below:

	Restricted Shares	Weighted Average Fair Value	Unearned Compensation	Weighted Average Recognition Period (Months)
Outstanding, December 31, 2007	-		$-
Granted	60,000	$0.31	18,600
Vested	(2,628)	0.31	(816)
Outstanding, March 31, 2008	57,372	$0.31	$17,784	17.2

Axis Technologies Group, Inc.
Notes to Consolidated Financial Statements
For the Three Months Ended March 31, 2008

NOTE 7:
SUBSEQUENT EVENTS

On April 25, 2008, the Company entered into a debt instrument security agreement with Gemini Master Find LTD, (“Gemini”), pursuant to which Gemini was issued a 10% Senior Secured Convertible Promissory Note in the principal amount of $1,388,889 (the “Note”). The Company received net proceeds of approximately $1,014,000. The difference between the principal amount and net proceeds totaled $374,889 and consisted of an original issue discount of $138,889, estimated legal costs of $63,000 and placement fees of $173,000. Additionally, the Company agreed to issue 240,000 shares of common stock valued at $64,900 as additional placement fees, of which 50,000 shares were issued on March 7, 2008. The remaining 190,000 shares have not yet been issued as of July 11, 2008.  The Note has a maturity date of April 25, 2010. The Note is convertible at the option of the holder at any time into shares of the Company's common stock at an initial conversion price of $0.26 per share. The conversion price is subject to a weighted-average anti-dilution adjustment in the event the Company issues equity or equity-linked securities at a price below the then-applicable conversion price. The Note accrues interest at a rate of 10% per annum, and such interest is payable on a quarterly basis commencing July 26, 2008, with the principal balance of the Note, together with any accrued and unpaid interest thereon, due and payable on the maturity date.

Pursuant to the Note, the Company issued Gemini a five-year warrant to purchase up to 5,341,880 shares of its common stock at an exercise price of $0.26 per share (the “Warrant”). In the event the Company does not have an effective Form 10 registration statement by February 25, 2009, the warrant provides for a cashless exercise.  The warrant also provides for a weighted-average anti-dilution adjustment to the exercise price in the event the Company issues equity or equity-linked securities at a price below the then-applicable exercise price. Additionally, the Company may be obligated to issue another 373,932 warrants at an exercise price of $0.26 per share if the underlying convertible promissory note is converted by the holder.